For Immediate Release

Sunesis Pharmaceuticals Announces Pricing of Public Offering of Common Stock

SOUTH SAN FRANCISCO, Calif., May 24, 2007 -- Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today announced the pricing of its public offering of 4,750,000 shares of common stock at a price of $4.43 per share. All of the shares are being offered by Sunesis. The offering is expected to close on or about May 30, 2007, subject to the satisfaction of customary closing conditions.

Lehman Brothers Inc. is acting as sole book-running manager, Cowen & Company, LLC is acting as lead manager and C.E. Unterberg, Towbin, LLC is acting as co-manager of this offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities to any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission.  This offering of shares of common stock may be made only by means of the prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus can be obtained from Lehman Brothers Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, qiana.smith@broadridge.com, (fax): 631-254-7268 or at the Securities and Exchange Commission’s website at http://www.sec.gov.

About Sunesis Pharmaceuticals
Sunesis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics for oncology and other serious diseases. Sunesis has built a broad product candidate portfolio through internal discovery and in-licensing of novel cancer therapeutics. Sunesis is advancing its product candidates through in-house research and development efforts and strategic collaborations with leading pharmaceutical and biopharmaceutical companies.

This press release contains “forward-looking” statements, including statements related to Sunesis’ plans to complete a public offering. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Sunesis’ results to differ materially from those indicated by these forward-looking statements, including risks and uncertainties related to satisfaction of the public offering’s customary closing conditions, as well as other risks detailed from time to time in Sunesis’ filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. Sunesis does not undertake any obligation to update forward-looking statements.

CONTACTS:
Investors	Media
Eric Bjerkholt,	Karen L. Bergman or
SVP, Corp. Development & Finance	Michelle Corral
Sunesis Pharmaceuticals, Inc.	BCC Partners
650-266-3717	650-575-1509 or 415-794-8662

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